Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-203040, 333-210810, 333-211512, 333-213412, 333-214843, 333-216883 and 333-228576 on Form S-8 and Registration Nos. 333-209336, 333-211511, 333-216882, 333-223134 and 333-225284 on Form F-3 of our reports dated March 10, 2021, relating to the consolidated financial statements of Ascendis Pharma A/S and the effectiveness of Ascendis Pharma A/S’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2020.

Deloitte Statsautoriseret Revisionspartnerselskab

CVR no. 33963556

/s/ Sumit Sudan	/s/ Lars Hansen
State Authorised Public Accountant	State Authorised Public Accountant

Copenhagen, Denmark

March 10, 2021